Code of Ethics Policy

AG Capital is committed to operating with high ethical standards and is dedicated to maintaining the company’s integrity. As a result, it is required by AG Capital that all employees treat current and potential clients in a just and equitable manner. Our firm believes that for us to be successful and to provide our clients with the best possible service, our associated persons and other designated employees must receive the proper training to stay abreast of new regulations and current events.

To provide our listed Principals and Associated Persons with proper ethical guidance and training, AG Capital has retained the services of Exchange Analytics Incorporated. Exchange Analytics is a certified ethics training provider which has been offering certified proficiency testing for over 25 years.

To establish a corporate culture of high ethical standards, AG Capital associated persons and other designated employees will be required to complete Initial training within their first three months of employment and must complete periodic training at least every three years. In the event associated persons have previously taken an ethics course outside of AG Capital, such course completion will be considered on a case-by-case basis.

Training will be accomplished by utilizing Exchange Analytics' online courses. Exchange Analytics has represented that the training it provides is relevant to the financial industry and completely fulfills both SEC and CFTC Statements of Acceptable Practices. As a result, we feel that these training courses are both current and relevant for our employees. Course outlines for both the Initial and Periodic courses are attached.

Exchange Analytics will furnish evidence of successful completion of its training programs separately to both the employee and our firm. AG Capital will maintain records on file for 5 years, and Exchange Analytics will separately retain all such records in electronic form.

Every year this training policy will be reviewed, and this plan will be modified as needed to do everything we can to ensure high ethical standards at AG Capital. Based on our firm’s determination to utilize Exchange Analytics the following information is currently required by AG Capital and Exchange Analytics for all firm employees.

Exchange Analytics' Ethics Training Outline

Introduction

The following topics are to be addressed in Exchange Analytics training programs:

1.	An explanation of the applicable laws and regulations, and the rules of self-regulatory organizations or contract markets and registered derivatives transaction execution facilities;
2.	The Registrant’s obligation to the public to observe just and equitable principles of trade;
3.	How to act honestly and fairly and with due skill, care and diligence in the best interest of customers and the integrity of the markets;
4.	How to establish effective supervisory systems and internal controls;
5.	Obtaining and assessing the financial situation and investment experience of customers;
6.	Disclosure of material information to customers;
7.	Avoidance, proper disclosure and handling of conflicts of interest.

Exchange Analytics Initial Ethics Program

The outline for Exchange Analytics Initial course is as follows:

1. Introduction

a.	Reason for taking the course
b.	How the course will work (the case study approach)

2. Topics include ethics, governmental jurisdiction, self-regulation, supervisory responsibility and the role of the compliance department.

3. Topics include new accounts, conflicts of interest, risk disclosure, suitability, high pressure sales, documentation, and customers’ money

4. Topics include order execution, allocation, errors, discretion, recommendations, churning, manipulation, and margin calls

5. This last section consists of three case studies incorporating the following topics:

a.	Registration, promotional materials, misrepresentation, disclosure, suitability and “know your customer”.
.	Electronic communications (web sites and emails), misrepresentation, disclosure, suitability and “Know Your Customer”, registration, and supervision.
a.	Acting honestly and fairly, just and equitable principles of trade, order execution, trade practices, market manipulation, disruptive trading, spoofing, and supervision.

Exchange Analytics Periodic Ethics Program

The Periodic course is a "refresher" course, whereby certain timely topics are explored. The outline for our course is as follows:

1. Introduction

a.	Instructions on Course Navigation
b.	How the course will work (the case study approach)
c.	Discussion of the objectives of the course and reason for taking it
d.	Supervisory obligations
e.	Registration with the NFA and different registration statuses
f.	Promotional activities
g.	Mandatory membership in NFA and NFA Bylaw 1101
h.	Dodd-Frank Act and impact on the futures industry
i.	Swaps, Swap Dealers and Major Swap Participants
j.	Eligible Contract Participants
k.	Designation of Chief Compliance Officer by an FCM
l.	Whistleblowers
m.	Conflicts of Interest
n.	Marketing restrictions and disposal of consumer information
o.	Antifraud and Anti Manipulation provisions under Dodd-Frank
p.	Spoofing and disruptive trading practices
q.	High Frequency and Algorithmic trading systems
r.	Difference in electronic order execution and pre-execution discussion rules at different exchanges
s.	Multiple positions subject to common beneficial ownership or control
t.	Refresher quiz on knowledge of the industry and regulatory structure

2. Topics include registration, risk disclosure, discretion, obtaining information necessary to “Know Your Customer.”Topics include registration, discretion, NFA Bylaw 1101. NFA Bylaw 301(b),

exemptions from registration as a CTA, fraud, submitting false or misleading information to NFA or its agents, observing high standards of commercial honor and just and equitable principles of trade.

3.       Topics include market manipulation and deceptive devices, spoofing, disruptive trading practices, just and equitable principles of trade, acting honestly and fairly and with due skill, acting with care and diligence in the best interest of customers and the integrity of the markets.

I,__________________ an employee of AG Capital Management Partners LP reviewed and evaluated the firm’s current procedures. I also attest that I understand and agree to adhere to these procedures as required of me by my employment at this firm. I also understand that as a representative of AG Capital I may be subjected to disciplinary action and/or terminated for not complying with the policy.

Signed – Employee Signature                              Date

Policies and Procedures Attestation

I, Asim Ghaffar, appropriate supervisor and listed principal of AG Capital Management Partners LP, have reviewed and evaluated the firm’s current procedures, including, but not limited to:

Account Opening Procedures (including Bylaw 1101) Allocation Procedures

Supervisory Procedures Promotional Material Procedures

Record Policy Social Media Policy

Ethics Policy and Training Privacy Policy Business Continuity Disaster Recovery Plan

As of May 1, 2022 it appears that the procedures in place at AG Capital Management Partners LP are adequate for our operations.

My review was conducted using my knowledge of the existing firm procedures in place relative to the requirements included in the most recently available NFA Self-Examination Checklist. In addition, on a regular basis I review NFA’s website at www.nfa.futures.org to stay appraised of all relevant industry developments to further my understanding of AG Capital Management Partners LP regulatory obligations.

Based on my review of our current procedures, to the best of my knowledge, I feel AG Capital Management Partners LP, is meeting its regulatory requirements through the implementation of these policies.

Asim Ghaffar, Principal                                             May 1, 2022

Attachment A

Proprietary Account Representation

I, _________________________________________ (Print Name) being either a registered associated person or principal (circle one) of AG Capital Management Partners LP represent that as of the signing of this representation, I do not, nor does any member of my household, trade commodity interest contracts for our personal accounts. If I decide, or if any member of my household decides to open a personal commodity interest trading account after the signing of this representation, I agree to first obtain written authorization from AG Capital. I understand that my failure to notify AG Capital Management Partners LP about a personal commodity interest account belonging to me or any member of my household, may result in disciplinary action taken against me, up to and including termination, by AG Capital Management Partners LP.

Signature                                                         Date

Attachment B

Proprietary Account Consent Form

I,___________________________________ (Print Name) being either a registered associated person,

employee, or principal (circle one) of AG Capital Management Partners LP, confirm that I have instructed, in writing, all brokers with whom I or a household member has accounts with, to send duplicate copies of all order tickets, confirmations and monthly commodity interest account statements, covering all transactions, to AG Capital Management Partners LP at the following addresses:

If Hardcopy Mail To:

AG Capital Management Partners LP

75 State Street, Suite 100

Boston, MA 02109

If Email To:

asim@ag-capinv.com

I also agree that statements will be sent to AG Capital Management Partners LP no later than ten (10) business days after the daily transaction and after month end.

Set forth below and on accompanying pages, if necessary, is a list of all such accounts (the individual in whose name the account is in, the tax identification number of that individual, the name of the carrying FCM and the account number). I understand that I must promptly advise AG Capital Management Partners LP of any changes to the stated information.

Name (Print)	Date
Signature	Title

Name of Individual:

LIST OF ALL TRADING ACCOUNTS:

Tax ID Number:

FCM and Account Number: